Exhibit 4.9
TENTH OMNIBUS AMENDMENT TO SECURED NOTES AND LIMITED CONSENT TO MSD SECURED NOTE AND INTERCREDITOR AGREEMENT

This TENTH OMNIBUS AMENDMENT TO SECURED NOTES AND LIMITED CONSENT TO MSD SECURED NOTE AND INTERCREDITOR AGREEMENT (this “Amendment”), is entered into as of August 4, 2025, by and among HC2 STATION GROUP, INC., HC2 BROADCASTING INC., HC2 NETWORK INC., DTV AMERICA CORPORATION (collectively, the “Subsidiary Borrowers”), HC2 BROADCASTING INTERMEDIATE HOLDINGS INC. (the “Intermediate Parent”), HC2 BROADCASTING HOLDINGS INC. (the “Parent Borrower” and, together with the Intermediate Parent and the Subsidiary Borrowers, the “Borrowers” and each, a “Borrower”), MSD PCOF PARTNERS XVIII, LLC (“MSD”), MASSMUTUAL ASCEND LIFE INSURANCE COMPANY (“MassMutual”), and GREAT AMERICAN INSURANCE COMPANY (“GAIC”, and, together with MassMutual, “Great American”, and Great American, together with MSD, the “Lenders”).
W I T N E S S E T H:
WHEREAS, pursuant to that certain Secured Note dated as of October 24, 2019 (as amended by the Consent and First Amendment to Secured Note dated December 19, 2019 and the First Omnibus Amendment to Secured Notes and Intercreditor Agreement dated February 21, 2020, the Consent dated August 17, 2020, the Second Omnibus Amendment to Secured Notes, dated August 31, 2020, the Third Omnibus Amendment to Secured Notes and Second Amendment to Intercreditor Agreement dated September 25, 2020, the Fourth Omnibus Amendment to Secured Notes and Third Amendment to Intercreditor Agreement, dated November 25, 2020, the Consent to Note Assignments and DTV Note Extensions Under Secured Notes and Intercreditor Agreement dated August 30, 2021, Fifth Omnibus Amendment to Secured Notes, Consent and Second Amendment to Asset Sale Under Secured Notes and Intercreditor Agreement, dated as of October 21, 2021, Sixth Omnibus Amendment to Secured Notes, dated as of November 28, 2022, Seventh Omnibus Amendment to Secured Notes, dated as of December 30, 2022, Eighth Omnibus Amendment to Secured Notes, dated as of August 8, 2023, Ninth Amendment to Secured Notes and Limited Consent to MSD Secured Note and Intercreditor Agreement dated as of November 9, 2023, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “MSD Secured Note”), by and among the Borrowers and MSD, MSD made a Loan to the Borrowers pursuant to the terms and conditions thereof;
WHEREAS, pursuant to that certain Amended and Restated Secured Note dated as of October 24, 2019 (as amended by the First Omnibus Amendment to Secured Notes and Intercreditor Agreement, the Consent dated August 17, 2020, the Second Omnibus Amendment to Secured Notes, dated August 31, 2020, the Third Omnibus Amendment to Secured Notes and Second Amendment to Intercreditor Agreement dated September 25, 2020, the Fourth Omnibus Amendment to Secured Notes and Third Amendment to Intercreditor Agreement, dated November 25, 2020, the Consent to Note Assignments and DTV Note Extensions Under Secured Notes and Intercreditor Agreement dated August 30, 2021, the Fifth Omnibus Amendment to

Secured Notes, Consent and Second Amendment to Asset Sale Under Secured Notes and Intercreditor Agreement, dated as of October 21, 2021, Sixth Omnibus Amendment to Secured Notes, dated as of November 28, 2022, Seventh Omnibus Amendment to Secured Notes, dated as of December 30, 2022, Eighth Omnibus Amendment to Secured Notes, dated as of August 8, 2023, Ninth Amendment to Secured Notes and Limited Consent to MSD Secured Note and Intercreditor Agreement dated as of November 9, 2023, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “GA Secured Note”), by and among the Borrowers and Great American, Great American made a Loan to the Borrowers pursuant to the terms and conditions thereof;
WHEREAS, the Borrowers desire to amend the Preferred Equity Agreement to provide that (x) the Mandatory Redemption Date (as defined in the Preferred Equity Agreement) be revised to December 31, 2027 and (y) the number of authorized Series A Preferred Stock (as defined in the Preferred Equity Agreement) be increased to 70,000 (such amendments, the “Preferred Equity Agreement Amendment”);
WHEREAS, in accordance with the terms of that certain Commitment Letter dated July 17, 2025 by and among Innovate Corp., a Delaware corporation, the ultimate parent company of the Borrowers (“Innovate”), Innovate and the Commitment Parties (as defined therein) (the “Commitment Letter”), Innovate intends to enter into a series of indebtedness refinancing transactions that will extend Innovate’s debt maturities prior to the Amendment Effective Date. The refinancing and amendment transactions include (i) certain of Innovate’s 8.5% Senior Secured Notes due 2026 (the “Notes”) being exchanged pursuant to an exchange offer and consent solicitation for new notes under a secured indenture, among Innovate, U.S. Bank Trust, National Association, as trustee, and the Collateral Trustee (the “New Indenture” and the notes issued thereunder, the “New Secured Notes”), (ii) certain of Innovate’s 7.5% Convertible Senior Notes due 2026 (the “Convertible Notes”) are being exchanged for new convertible notes under a secured indenture, among Innovate, U.S. Bank National Association, as trustee, and the Collateral Trustee (the “New Convertible Note Indenture” and the notes issued thereunder, the “New Convertible Notes”), (iii) an agreement to amend and extend the Subordinated Secured Promissory Note dated as of May 9, 20-23 between Innovate and Continental General Insurance Company (the “CGIC Note”), and (iv) an agreement to amend and extend the Senior Secured Promissory Note, dated as of January 31, 2024 by and between R2 Technologies, Inc., and Lancer Capital LLC (the “R2 Note”) (all of the foregoing transactions collectively, as contemplated by and consummated in accordance with the Commitment Letter, the “Debt Restructuring”);
WHEREAS, the Borrowers have requested that the Lenders (x) amend certain provisions of the MSD Secured Note and the GA Secured Note and (y) consent to the Preferred Equity Agreement Amendment pursuant to Section 7.2(k) and any other relevant provision of each of the MSD Secured Note and the GA Secured Note;
WHEREAS, the Lenders are willing to agree to the foregoing, on the terms and conditions specified herein; and

WHEREAS, initially capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the MSD Secured Note and the GA Secured Note, as applicable.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby agrees as follows.
1.Amendments to MSD Secured Note. Subject to the satisfaction of the conditions precedent to the Amendment Effective Date set forth in Section 4 below, the MSD Secured Note is amended as follows:
(a)    Section 1 is hereby amended by adding the below definition in the appropriate alphabetical order:
“Tenth Omnibus Amendment Effective Date” means August 4, 2025.
(b)    The definition of “Maturity Date” in Section 1 is hereby amended and restated in its entirety as follows:
“Maturity Date” means the earlier of (a) September 30, 2026 and (b) the date on which all amounts under this Note shall become due and payable.
(c)    Section 3.6 is hereby amended and restated in its entirety as follows:
Exit Fee. As consideration for the agreements of the Lender under the Secured Note, the Borrowers agree to pay to the Lender an exit fee (the “Exit Fee”) in an amount equal to 26.0% of (x) the aggregate principal amount of this Note on the Tenth Omnibus Amendment Effective Date and (y) all accrued and capitalized interest earned through the Exit Fee Payment Date (as defined below), which for the avoidance of doubt, shall include all interest accrued under Section 3 hereof, which Exit Fee shall be earned in full on the Tenth Omnibus Amendment Effective Date and due and payable on the earliest to occur (such earliest date, the “Exit Fee Payment Date”) of (a) the Maturity Date and (b) each date on which any of the Obligations are repaid, prepaid or required to be repaid or prepaid in full in cash (whether by scheduled maturity, voluntary prepayment, required prepayment, acceleration, demand, or otherwise).
(d)    Section 8.11 is hereby amended and restated as follows:
8.11    Innovate Side Letter.    Innovate Corp., a Delaware corporation, shall default under any obligation set forth in the Innovate Side Letter (as defined in that certain Tenth Omnibus Amendment to Secured Notes and Limited Consent to MSD Secured Note and Intercreditor Agreement dated as of August 4, 2025) or the Innovate Side Letter shall be amended without the consent of Lender.

2.Amendments to GA Secured Note. Subject to the satisfaction of the conditions precedent to the Amendment Effective Date set forth in Section 4 below, the GA Secured Note is hereby amended as follows:
(a)    Section 1 is hereby amended by adding the below definition in the appropriate alphabetical order:
“Tenth Omnibus Amendment Effective Date” means August 4, 2025.
“Total Return” means, as of any date of determination, an annualized internal rate of return (computed using the “XIRR” function in Microsoft® Excel 2002 or an equivalent function in another software package) based on cash flows equal to an initial cash outflow equal to the capitalized principal amount of this Note as of December 30, 2022 and cash inflows equal to each payment of interest, principal and Exit Fee on this Note on the date of each such payment, as consistently calculated with past practices.
(b)    The definition of “Maturity Date” in Section 1 is hereby amended and restated in its entirety as follows:
“Maturity Date” means the earlier of (a) September 30, 2026 and (b) the date on which all amounts under this Note shall become due and payable.
(c)    Section 3.6 is hereby amended and restated in its entirety as follows:
Exit Fee.
(a) As consideration for the agreements of MassMutual under the Secured Note, the Borrowers agree to pay to MassMutual an exit fee (the “MassMutual Exit Fee”) in an amount equal to 34.19% of the Capitalized Principal Amount of this Note on the Tenth Omnibus Amendment Effective Date owed to MassMutual plus all accrued and capitalized interest earned through the Maturity Date, which shall be due and payable on the Maturity Date, provided that in connection with a partial or full prepayment of the Obligations prior to the Maturity Date (the “MassMutual Prepayment Date”) the MassMutual Exit Fee shall be adjusted to equal an amount on the Prepayment Date which represents the Total Return to MassMutual equal to 16.625%.
(b) As consideration for the agreements of GAIC under the Secured Note, the Borrowers agree to pay to GAIC an exit fee (the “GAIC Exit Fee”) in an amount equal to 34.19% of the Capitalized Principal Amount of this Note on the Tenth Omnibus Amendment Effective Date owed to GAIC plus all accrued and capitalized interest earned through the Maturity Date, which shall be due and payable on the Maturity Date, provided that in connection with a partial or full prepayment of the

Obligations prior to the Maturity Date (the “GAIC Prepayment Date”) the GAIC Exit Fee shall be adjusted to equal an amount on the Prepayment Date which represents the Total Return to GAIC equal to 16.625%.
3.Consent under MSD Secured Note.
(a)    Effective as of the Amendment Effective Date, the Lenders hereby consent to the Preferred Equity Agreement Amendment pursuant to Section 7.2(k) and any other relevant provision of each of the MSD Secured Note and the GA Secured Note.
(b)    Except as expressly set forth in this Amendment, the Preferred Equity Agreement Amendment shall not, by implication or otherwise, limit, impair, constitute a consent or waiver of or otherwise affect any rights or remedies of the Lenders under the MSD Secured Note, the GA Secured Note or the other Note Documents (as defined in the MSD Secured Note and the GA Secured Note), nor alter, modify, amend or in any way affect any of the terms, obligations or covenants contained in the MSD Secured Note, GA Secured Note or the Note Documents (as defined in the MSD Secured Note and the GA Secured Note), all of which shall continue in full force and effect. The Preferred Equity Agreement Amendment shall not extend beyond the terms expressly set forth herein, nor impair or otherwise affect any right or power accruing to the Lenders under the MSD Secured Note, the GA Secured Note or any other Note Document (as defined in the MSD Secured Note and the GA Secured Note), or under applicable law, with respect to any Default or Event of Default. Nothing in this Consent shall be construed to imply any willingness on the part of the Lenders to grant any similar or future consent or waiver of any of the terms and conditions of the MSD Secured Note, the GA Secured Note or the other Note Documents (as defined in the MSD Secured Note and the GA Secured Note), or establish a custom or course of dealing or conduct among the Lenders and the Borrowers.
4.Conditions to Effectiveness. This Amendment shall be effective when all of the following conditions have been satisfied (such date, the “Amendment Effective Date”):
(a)    MSD and Great American shall have received in form and substance satisfactory to them and their legal counsel, each of the following, each dated the date hereof (or, in the case of certificates of governmental officials, a recent date before the date hereof):
(i)     counterparts of this Amendment duly executed and delivered by each of the parties hereto;
(ii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of each Borrower as the Lender may reasonably require evidencing the identity, authority and capacity of each officer thereof authorized to act as an officer in connection with this Amendment, the MSD Secured Note and the GA Secured Note;
(iii)    such resolutions of officers of each Borrower authorizing the execution, delivery and performance of this Amendment, each of the MSD Secured Note and the GA Secured Note, in each case, as amended hereby, and any certificate or other documents to be delivered by it pursuant hereto and such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;
(iv)    such documents and certifications as the Lenders may reasonably require to evidence that each Borrower is duly organized or formed, and that each Borrower is validly existing, in good standing (to the extent applicable in such jurisdiction) and qualified to engage in business in its jurisdiction of incorporation, organization or formation, as applicable; and
(v)    the results of searches for any effective UCC financing statements, tax Liens or judgment Liens filed against any Borrower or its property, which results shall not show any such Liens.
(b)    MSD and Great American shall have received in form and substance satisfactory to them and their legal counsel, that certain Side Letter Agreement (the “Innovate Side Letter”) by and among the Lenders and Innovate, duly executed and delivered by each party thereto;
(c)    the holders of at least 98% in outstanding principal of the Notes shall have exchanged their Notes for New Secured Notes and the holders of at least 98% in outstanding principal of the Convertible Notes shall have exchanged their Convertible Notes for New Convertible Notes, in each case on the terms set forth in the Commitment Letter and Debt Restructuring;
(d)    Affiliates of the Borrowers shall have completed, or substantially simultaneously herewith, shall complete, a restructuring and extension of the 8.50% senior secured notes due 2026 and the 7.50% convertible senior notes due 2026, in each case, substantially on the terms and conditions set forth in the CSGH Draft term sheet dated 7/2/25 and otherwise on terms and conditions acceptable to the Lenders;
(e)    The Borrowers shall have entered into, or substantially simultaneously herewith, shall enter into, the Preferred Equity Agreement Amendment on the terms and conditions set forth herein;
(f)    all “Conditions Precedent”, as referenced in the Commitment Letter, have been satisfied, including but not limited to the Exclusive Conditions (as defined therein) and Initial Closing Date (as defined therein) and the Debt Restructuring shall have been fully consummated, including the exchange of the Notes, the Exchange of the Convertible Notes, the amendment to the CGIC Note and the amendment to the R2 Note and the Closing Date (as defined in the Commitment Letter) shall have occurred;
(g)    there has been no breach of the Commitment Letter by any of parties thereto;

(h)    an updated Perfection Certificate duly executed by each Borrower and completed in a manner satisfactory to each Lender;
(i)    all consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of this Amendment or the conduct of the Borrowers’ business shall have been obtained and shall be in full force and effect;
(j)    the Borrowers shall have paid all fees, costs and expenses due and payable as of the date hereof under the MSD Secured Note and the GA Secured Note, including without limitation all attorney’s fees and expenses incurred by the Lenders;
(k)    each Lender shall have determined, in its sole judgment, that no event or development shall have occurred since December 31, 2024, which could reasonably be expected to have a Material Adverse Effect;
(l)    there shall exist no claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or threatened in any court or before any arbitrator or governmental authority which relates to the Loans or which, in the opinion of each Lender, is reasonably likely to be adversely determined, and that, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(m)    no Default or Event of Default shall have occurred and be continuing; and
(n)    the representations and warranties set forth in Section 5 hereof shall be true and correct as of the date hereof and as of the Amendment Effective Date.
5.Representations and Warranties of the Borrowers. Each Borrower hereby represents and warrants to the Lenders as follows:
(a)    the execution and delivery of this Amendment, and the performance of the MSD Secured Note and the GA Secured Note (i) have been duly authorized by all proper and necessary action of the board of directors of such Borrower; and (ii) do not and will not conflict with (x) any material provision of Law or regulatory requirements to which such Borrower is subject, or (y) any charter, bylaw, stock provision, partnership agreement or other document pertaining to the organization, power or authority of such Borrower;
(b)    there is no material outstanding decree, decision, judgment or order that has been issued by any court, Governmental Authority, agency or arbitration authority against such Borrower or its FCC Licenses;
(c)    (x) no Borrower is in default under or with respect to any Contractual Obligation of such Borrower that could, either individually or in the aggregate reasonably be expected to result in a Material Adverse Change; or (y) no consent or approval of any public authority or any other third party is required as a condition to the validity of this Amendment;

(d)    each of this Amendment and each Note Document (as defined in each of the MSD Secured Note and the GA Secured Note) is the valid and legally binding obligation of such Borrower, enforceable against such Borrower in accordance with its respective terms;
(e)    the representations and warranties contained in Section 7.3 of the MSD Secured Note and in Section 7.3 of the GA Secured Note are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Amendment (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and
(f)    no Default or Event of Default has occurred and is continuing.
6.Reaffirmation, Reference to and Effect on the Secured Notes.
(a)    The Borrower and each Guarantor hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, and each grant of security interests and Liens to each of MSD and Great American, under the MSD Secured Note, the GA Secured Note, and each Note Document (as defined in the MSD Secured Note and the GA Secured Note) to which it is a party, (ii) agrees and acknowledges that such ratification and reaffirmation is not a condition to the continued effectiveness of such Note Documents (as defined in the MSD Secured Note and the GA Secured Note), (iii) agrees that neither such ratification and reaffirmation, nor the Lender’s solicitation of such ratification and reaffirmation, constitutes a course of dealing giving rise to any obligation or condition requiring a similar or any other ratification or reaffirmation from such Borrower with respect to any subsequent modifications to the MSD Secured Note, GA Secured Note, or the other Note Documents (as defined in the MSD Secured Note and the GA Secured Note) and (iv) agrees that none of the terms and conditions of this Amendment shall limit or diminish its payment and performance obligations, contingent or otherwise, under the Note Documents (as defined in the MSD Secured Note and the GA Secured Note) to which it is a party. Each of the MSD Secured Note and GA Secured Note is in all respects ratified and confirmed. The parties hereto agree that each of the Note Documents (as defined in the MSD Secured Note and the GA Secured Note) shall remain in full force and effect and is hereby ratified and confirmed.
(b)    Except as expressly provided herein, the execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Lender under, each of the MSD Secured Note and GA Secured Note or any of the other Note Documents (as defined in the MSD Secured Note and the GA Secured Note).
(c)    On and after the Amendment Effective Date, each reference in each of the MSD Secured Note and GA Secured Note to “this Amendment”, “hereunder”, “hereof”, “herein” or words of like import referring to the MSD Secured Note or GA Secured Note, and each reference in the other Note Documents to the “MSD Secured Note” or “GA Secured Note”, as applicable, “thereunder”, “thereof” or words of like import referring to the MSD Secure Note or GA Secured Note, as applicable, shall mean and be a reference to the GA Secured Note or the MSD Secured Note, as applicable, and as amended by this Amendment.

7.Further Assurances. At any time upon the reasonable request of any Lender, each Borrower shall promptly execute and deliver to the Lenders any additional documents as such Lender shall reasonably request pursuant to the Note Documents (as defined in the MSD Secured Note and the GA Secured Note), in each case in form and substance reasonably satisfactory to the Lenders.
8.Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING GOVERNING LAW, SUBMISSION TO JURISDICTION, VENUE, AND WAIVER OF JURY TRIAL SET FORTH IN SECTION 11 OF THE MSD SECURED NOTE AND SECTION 11 OF THE GA SECURED NOTE, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.
9.Binding Effect. This Amendment shall be binding upon the Borrowers and shall inure to the benefit of the Lenders, together with their respective successors and permitted assigns.
10.Effect on Note Documents. The terms and provisions set forth in this Amendment shall supersede all inconsistent terms and provisions of the MSD Secured Note and the GA Secured Note, and shall not be deemed to be a consent to or a modification or amendment of any other term or condition of the MSD Secured Note or the GA Secured Note. Except as expressly modified and superseded by this Amendment, the terms and provisions of the MSD Secured Note, the GA Secured Note, and each of the other Note Documents (as defined in the MSD Secured Note and the GA Secured Note) are ratified and confirmed and shall continue in full force and effect.
11.Release.
(a)    In consideration of the agreements of the Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges each of the Lenders, its successors and assigns, and its direct and indirect owners, partners, members, managers, consultants, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives, and all persons acting by, through, under or in concert with any of them (the Lenders and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”) of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, recoupment, rights of setoff, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, contingent or mature, suspected or unsuspected, both at law and in equity, which any Borrower or any of its respective successors, affiliates, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with this Amendment or any of the other Note Documents (as defined in the MSD Secured Note and the GA Secured Note) or transactions thereunder or related thereto.
(b)    Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
(c)    Each Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
(d)    In entering into this Amendment, each Borrower has consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the release set forth above does not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity hereof. The release set forth herein shall survive the termination of this Amendment and the Note Documents and the payment in full of the Obligations (Note Documents and Obligations, each as defined in the MSD Secured Note and the GA Secured Note).
(e)    Each Borrower acknowledges and agrees that the release set forth above may not be changed, amended, waived, discharged or terminated orally.
12.Miscellaneous
(a)    This Amendment is a “Note Document” under both the MSD Secured Note and the GA Secured Note. Any breach of any term, covenant, agreement, or representation or warranty shall be an immediate Event of Default under each of the MSD Secured Note and the GA Secured Note and any failure to satisfy any conditions under this Amendment shall be deemed an automatic and immediate withdrawal of the agreements of the Lenders hereunder. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic image scan transmission (e.g., “PDF” or “tif” via email) shall be equally effective as delivery of a manually executed counterpart of this Amendment.
(b)    If any term or provision of this Amendment is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Amendment or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
(c)    The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.
(d)    This Amendment shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
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IN WITNESS WHEREOF, the Borrowers and the Lenders have caused this Amendment to be duly executed by its authorized officer as of the day and year first above written.

HC2 BROADCASTING HOLDINGS INC., as the Parent Borrower

By:		/s/ Les Levi
	Name:	Les B. Levi
	Title:	President & Chief Executive Officer

HC2 BROADCASTING INTERMEDIATE HOLDINGS INC., as the Intermediate Parent

By:		/s/ Les Levi
	Name:	Les B. Levi
	Title:	President & Chief Executive Officer

HC2 STATION GROUP, INC., as a Subsidiary Borrower

By:		/s/ Les Levi
	Name:	Les B. Levi
	Title:	President & Chief Executive Officer

HC2 BROADCASTING INC. as a Subsidiary Borrower

By:		/s/ Les Levi
	Name:	Les B. Levi
	Title:	President & Chief Executive Officer

HC2 NETWORK INC., as a Subsidiary Borrower

By:		/s/ Les Levi
	Name:	Les B. Levi
	Title:	President & Chief Executive Officer

DTV AMERICA CORPORATION, as a Subsidiary Borrower

By:		/s/ Les Levi
	Name:	Les B. Levi
	Title:	President & Chief Executive Officer

MSD PCOF PARTNERS XVIII, LLC

By:		/s/ Marcello Liguori
	Name:	Marcello Liguori
	Title:	Authorized Signatory

MASSMUTUAL ASCEND LIFE INSURANCE COMPANY
BY: BARINGS LLC AS INVESTMENT ADVISER

By:		/s/ Mark Hindson
	Name:	Mark Hindson
	Title:	Managing Director

GREAT AMERICAN INCURANCE COMPANY

By:		/s/ Mark Hindson
	Name:	Mark Hindson
	Title:	Managing Director